EXHIBIT 99.2



                                                             NEWS
                                                          RELEASE

Contact:  Theodore Lowen
          Manning, Selvage & Lee
          (212) 213-7076


                                            FOR IMMEDIATE RELEASE



SMITH CORONA CORPORATION ANNOUNCES BOARD AND MANAGEMENT CHANGES



NEW CANAAN, CT, June 13, 1995 -- Smith Corona Corporation (NYSE:SC0) announced today that two members of its board of directors will be replaced as a result of the demerger of U.S. Industries, Inc. from Hanson PLC. Pursuant to the Stockholders Agreement, Hanson Natural Resources Company has designated Mark
A. Alexander, Senior Vice President, Corporate Development of Hanson Industries and John E. Lushefski, Senior Vice President and Chief Financial Officer of Hanson Industries to replace David
H. Clarke and John G. Raos, Chairman and CEO and President and COO of U.S. Industries, Inc., respectively, who resigned effective June 8, 1995.
     Smith Corona Corporation also announced that its President, William D. Henderson, has resigned from the Company and the Board of Directors effective June 3, 1995 as a result of the corporate restructuring it announced on May 8, 1995. He will remain available to the Company as a consultant for up to one year. Mr. Robert Van Buren, Chairman and Chief Executive Officer, has been elected President of the Company in addition to his other positions.
     Smith Corona, based in New Canaan, Connecticut, is a leading marketer worldwide of a full range of small office and home office products, including personal word processors, portable electronic typewriters, facsimile machines and other office products.


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